Exhibit 4.15

WORKING CAPITAL PROVISION AGREEMENT

BETWEEN

WANG HUIMIN

ZHU XIAOXIA

AND

JMU LIMITED

DATED April 23, 2018

This Agreement (this “Agreement”) is signed as of April 23, 2018 by and between:

(1)	WANG Huimin and Zhu Xiaoxia, each of whom is a major shareholder of JMU LIMITED (collectively, the “Major Shareholders”); and

(2)	JMU LIMITED, which formerly known as WOWO LIMITED, a limited liability company incorporated under the laws of Cayman Islands, with its registered address at the office of MAPLES CORPORATE SERVICES LIMITED, P.O. BOX 309, UGLAND HOUSE, GRAND CAYMAN, KY1-1104, CAYMAN ISLANDS (hereinafter referred to as the “Company”);

The Major Shareholders and JMU LIMITED shall hereinafter be collectively referred to as the “Parties” and individually referred to as a “Party”.

WHEREAS:

(1)	The Major Shareholders agree to provide funds necessary for the Company’s sustainable operation; and

(2)	The Company agrees to accept the funds provided by The Major Shareholders for the purpose of its sustainable operation.

Therefore, the following terms and conditions are hereby agreed in relation to The Major Shareholders’ provision of funds necessary for the Company’s sustainable operation:

1.	DEFINITION

1.1	Unless otherwise interpreted herein, the following terms shall have the following meanings in this Agreement.

1.1.1	This “Agreement” means this Agreement.

1.1.2	“Working days” refer to those days other than the legal holidays and public holidays.

1.1.3	“China” refers to the People’s Republic of China.

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2.	FUNDS PROVISION

2.1	If the capital of each of the Company and its subsidiaries, variable interest entity and the subsidiaries of such variable interest entity is unable to maintain its ongoing operation with own funds, the Major Shareholders will provide to the Company the funds necessary for its sustainable operation.

2.2	The funds shall be provided in cash by the Major Shareholders as equity investment in the Company.

2.3	The term of Funds provision is from the date of this Agreement to April 30, 2019.

3.	GUARANTEE

3.1	The Major Shareholders agrees to provide the following assets to guaranty the funds provision obligation under Clause 2 hereof:

3.1.1	The 42.72% equity interests in TANSH Global Food Group Co., Ltd., which formerly known as Xiao Nan Guo Restaurants Holding Limited, a Hong Kong listed company owned and indirectly held by WANG Huimin; and

3.1.2	The 76.57% equity interests in Zhejiang Sunward Fishery Restaurant Group Co., Ltd held by Zhu Xiaoxia.

3.2	If The Major Shareholders refuse to perform his obligation hereunder, the Company shall have the right to exercise its guarantee rights over the assets provided hereunder.

4.	CONFIDENTIALITY

4.1	No Party may (i) disclose to any third party the confidential information of the other Party obtained through this Agreement, or (ii) make any profit with the confidential information hereof.

4.2	The Parties acknowledge and confirm that (i) any oral or written information exchanged by the Parties in connection with this Agreement is confidential information; (ii) due to this Agreement and the arrangement hereunder, the Parties are likely to obtain or access the confidential information of the other Party. The Parties shall keep all information in confidence and, without written consent from the other Party, shall not disclose to any third party any relevant information except for the following information: (a) the information known or to be known by the public no by unauthorized disclosure to the public by the Party receiving the information); (b) the information disclosed required by applicable laws or regulations; or (c) any information needed to be disclosed by any Party to its legal or financial advisors in connection with the contemplate transaction hereunder, provided that such legal or financial advisors shall comply with the confidentiality obligations similar with this provision. If any employee or entity engaged by any Party make disclosure of any confidential information, it shall be deemed as a disclosure made by such Party and such Party shall be held liable for breach of its liabilities pursuant to this Agreement. This provision shall survive after this Agreement is terminated for any reason.

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5.	BREACH

5.1	The Parties shall strictly abide by the provisions hereof. In the event of any breach by one Party the non-breaching Party shall issue a notice requesting the breaching Party to rectify the breach within 30 days as of its knowledge of the breach and the breaching Party shall rectify the breach within 30 days upon the receipt of the notice. If the breaching Party refuses to rectify the breach, it shall be deemed as a material breach.

5.2	If any of the Major Shareholders breach and refuse to rectify such breach, the Company shall have the right to request such Major Shareholder to pay 30% of the difference between the estimate working capital necessary for the Company’s sustainable operation and the working capital paid by the Major Shareholders during the term hereof as the liquidated damage.

6.	GOVERNING LAW AND DISPUTE RESOLUTION

6.1	This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.

6.2	Any dispute arising from interpretation and performance of this Agreement shall be first resolved by the Parties through friendly negotiation. If any dispute is not resolved within 30 days after one Party issues a written notice to the other Party requesting negotiation, any Party may submit the dispute to Beijing Arbitration Commission for arbitration in accordance with its arbitration rules then effective. The arbitration shall take place in Beijing and the arbitration language shall be Chinese. The arbitration award shall be final and binding upon both Parties.

7.	MISCELLANEOUS.

7.1	If any one or more provisions hereof are held as invalid, illegal or unenforceable in any aspect under any law or regulation, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any aspect. The Parties shall, through the negotiation in good faith, replace those invalid, illegal or unenforceable provisions with valid provisions to the greatest extent permitted by laws and expected by the Parties, the economic effect of which shall be substantially identical to that produced by those invalid, illegal or unenforceable provisions.

7.2	The Parties may modify and supplement this Agreement in writing. Any modification and/or supplemental agreement made by the Parties to this Agreement shall be an integral part of this Agreement and shall have the same legal effect with this Agreement.

7.3	All titles and headings used herein are only for convenience of reference, and shall not be used to construe or interpret this Agreement. Unless otherwise provided, the sections referred to herein shall mean the applicable section of this Agreement.

[The Below is Intentionally Left Blank.]

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[Signature Page]

IN WITNESS WHEREOF, the Major Shareholders and the Company have executed this Agreement as of the date first written above.

Company: JMU LIMITED

By:/s/ ZHU Xiaoxia
Name: ZHU Xiaoxia
Title: Co-chairman and CEO

Major Shareholders

/s/Wang Huimin
Name: Wang Huimin

/s/ ZHU Xiaoxia
Name: ZHU Xiaoxia